Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Signing Day Sports, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Shares of common stock, $0.0001 par value per share (1)(2)(3)	Rule 457(o)	—	—		$10,350,000.00	(2)(3)	0.00011020	$1,140.57	(4)
Fees Previously Paid	Equity	Representative’s warrants to purchase shares of common stock, $0.0001 par value per share (5)	Other (6)	—	—		—		—	—
Fees Previously Paid	Equity	Shares of common stock, $0.0001 par value per share, underlying the representative’s warrants (1)(2)(3)	Rule 457(o); Other (5)	—	—		$724,500.00	(2)(3)	0.00011020	$79.84	(4)
Fees Previously Paid	Equity	Shares of common stock, $0.0001 par value per share, registered on behalf of certain selling stockholders (1) (7)	Rule 457(a); Rule 457(g) (7)	2,346,548	$6.00	(8)	$14,079,288.00		0.00011020	$1,551.54	(4)
	Total Offering Amounts						$25,153,788.00			$2,771.95
	Total Fees Previously Paid									$4,602.57	(4)
	Total Fee Offsets									$0.00
	Net Fee Due									$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”) as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Includes additional shares of common stock which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(4)	Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached.

(5)	We have agreed to issue to the representative of the underwriters common stock purchase warrants exercisable for a number of shares of common stock equal to seven percent (7%) of the shares of common stock to be issued and sold in the initial public offering at a price per share equal to 100% of the public offering price of such shares, including shares sold to cover over-allotments, if any. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $724,500.00, which is equal to 100% of $724,500.00 (7% of the proposed maximum aggregate offering price of $10,350,000.00).

(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(7)	Represents (i) 746,548 shares of common stock held by the selling stockholders; (ii) 410,000 shares of common stock issuable upon the conversion of 6% convertible unsecured promissory notes issued to the selling stockholders; (iii) 250,000 shares of common stock issuable upon the conversion of 8% convertible unsecured promissory notes issued to the selling stockholders; and (iv) 940,000 shares of common stock issuable upon the exercise of warrants issued to the selling stockholders.

(8)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) and Rule 457(g) under the Securities Act.